Exhibit 16.02

August 28, 2006

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D. C. 20549

Ladies and Gentlemen:

We have read item 4.01 of Form 8-K/A of WorldGate Communications, Inc. dated August 28, 2006 and are in agreement with the statements regarding Grant Thornton LLP contained in the second sentence of the first paragraph and the second sentence of the second paragraph. We are not in a position to agree or disagree with any other comments in item 4.01.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania